Aflac Incorporated 2008 Form 10-K
EXHIBIT 10.35
AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN KRISS CLONINGER, III AND
AFLAC INCORPORATED
     THIS AMENDMENT (“Amendment”) is entered into as of the 19th day of December, 2008, by and between Aflac Incorporated, a Georgia corporation (hereinafter referred to as “Corporation”) and Kriss Cloninger, III (hereinafter referred to as “Employee”).
W I T N E S S E T H:
     WHEREAS, Corporation and Employee entered into an Employment Agreement dated February 14, 1992, that was subsequently amended several times by the parties (as so amended, the “Employment Agreement”);
     WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), is applicable to certain provisions of the Employment Agreement; and
     WHEREAS, Corporation and Employee desire to modify the Employment Agreement, effective as of January 1, 2009, in order to comply with Section 409A;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth and contained herein, Corporation and Employee agree that the Employment Agreement shall be modified as follows:
     1. Paragraph 7 shall be amended by deleting said paragraph in its entirety and replacing it with the following:
MANAGEMENT INCENTIVE PLAN. In addition to the base salary paid to Employee in accordance with Paragraph 5, Corporation shall for each calendar year of Employee’s employment by Corporation, beginning with the calendar year 1999, continue to pay Employee, as performance bonus compensation, an amount determined each year under Corporation’s current Management Incentive Plan (short-term Incentive Program) with a target level based on at least 150% of base salary. However, Employee’s bonus shall not exceed 300% of base salary. Amounts payable to Employee under the Management Incentive Plan (or any successor executive bonus program) shall be payable in such manner, at such times and in such forms, as prescribed by the terms of the Management Incentive Plan (or successor program).
     2. Paragraph 8 shall be amended by deleting the last two sentences thereof and replacing them with the following:
Any reimbursements made pursuant to the preceding sentence shall be paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit. If at the time of Employee’s death or, if earlier, his attainment of Medicare eligible age, either while employed by Corporation or covered under Corporation’s post-employment group health plan, Employee has a spouse or dependent children who are covered participants in Corporation’s group health plan, those participants will be permitted to continue their health insurance coverage through Corporation until their eligibility would have expired had Employee remained active with Corporation; provided, however, that Employee’s spouse’s benefits shall expire in the event of said spouse’s remarriage. This coverage will be provided on the same basis as if the participants had continued to be members of that plan.
     3. Paragraph 10 shall be amended by adding a new (unnumbered) paragraph at the end thereof to read as follows:
Any expense reimbursements made to satisfy the terms of this Paragraph 10 shall be paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any benefits under this paragraph shall not be subject to liquidation or exchange for another benefit.
     4. Paragraph 12 shall be amended by deleting the fourth paragraph thereof and replacing it with a new fourth paragraph to read as follows:
     If, following Employee’s becoming totally disabled, this Agreement shall be terminated (as provided in the preceding paragraph) and Employee’s employment with Corporation terminated, Employee shall be 100% vested in, and entitled to, benefits under the Aflac Incorporated Supplemental Executive Retirement Plan (the “SERP”) determined as if Employee’s “Years of Participation” and “Years of Employment” (as such terms (or similar terms) are defined in the SERP) include the period of time before such termination date during which Employee was totally disabled. Furthermore, if on such termination date Employee is not yet eligible for an early retirement benefit under the SERP, Employee will be entitled to benefits under the SERP the amount of which shall be determined as if his termination date was Employee’s Early Retirement Date (as such term is defined in the SERP); provided, these provisions shall not affect the timing or form of his SERP distributions, which shall be determined solely under the terms of the SERP.
     5. Paragraph 13.A(1)(a) shall be amended by:
(i)	Adding at the beginning thereof the following:

upon Employee’s separation from service (as defined in Paragraph 13.E below),

(ii)	Adding at the end thereof the following:

provided further, such amount (if any) payable for the period after the date of Employee’s actual termination of employment (his “Actual Termination Date”) will be paid in a timely manner in accordance with Corporation’s normal payroll practices; and provided further, to the extent any amount payable for the period after his Actual Termination Date is not exempt from Section 409A, such amount will be paid in a single lump sum upon the day after the six (6)-month anniversary of his separation from service;
     6. Paragraph 13.A(1)(b) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
     (b) pay Employee an amount equal to any performance bonus due Employee under Paragraph 7 of this Agreement for the period ending on the termination date stated in said written notice or on such earlier date of Employee’s actual termination of his employment prior to the end of said five (5)-day period if such termination is without the approval of Corporation (the earlier of such dates being referred to as the “Applicable Date”). The amount of said bonus, if any, will be calculated on a prorated basis, using the number of days during the calendar year up to the Applicable Date, and will be paid to Employee pursuant to the terms and customary operations of the Management Incentive Program (or other applicable bonus program) except that Employee’s performance will be deemed to have achieved target while the actual performance of Corporation will be applied to the performance goals under the plan; provided, if the Applicable Date occurs after the end of the calendar year in which the notice of termination is given, (i) the bonus payment for the calendar year in which such notice is given will be paid without any proration, and (ii) the proration described herein will apply to the next calendar year (i.e., the calendar year in which the Applicable Date occurs), and the bonus for such next calendar year will be paid upon Employee’s separation from service in a lump sum between January 1 and March 15, inclusive, of the calendar year following the calendar year in which the Applicable Date occurs or, if later and the payment is not exempt from Section 409A, upon the day after the six (6)-month anniversary of Employee’s separation from service;
     7. Paragraph 13.A(1)(d) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
     (d) upon Employee’s separation from service, continue to pay all of Employee’s fringe and other employee benefits as provided for in this Agreement up to the Applicable Date. Notwithstanding the foregoing, even if Corporation approves Employee’s cessation of rendering full-time services on behalf of Corporation prior to the termination date stated in the written notice of termination from Corporation, after Employee’s Actual Termination Date, Employee shall not actively participate in any retirement plan qualified under Code Section 401(a), any employee stock purchase plan under Code Section 423, any fully insured benefit for which the insurer does not allow post-employment participation, or any other plan or benefit (other than Corporation’s self-insured group health plan) that Corporation or the third-party insurer of such benefit reasonably determines is not suitable or available for post-employment participation. In such event, Employee shall be entitled to the benefits described in clauses (i) and (ii) of Paragraph 13.A(2)(d) below, to the extent applicable, but only up to the Applicable Date;
     8. Paragraphs 13.A(2)(a) and (b) shall be amended by deleting said paragraphs in their entirety and replacing them with the following:
     (a) upon Employee’s separation from service, pay Employee his base salary as provided for in Paragraph 5 of this Agreement up to the end of the scheduled term of this Agreement; provided, such amount payable for the period after his Actual Termination Date will be paid in accordance with the regular payroll schedule applicable to all other similarly-situated active executive employees of Corporation commencing with the next regularly scheduled payday, with any portion of such amount that is not exempt from Section 409A and that is otherwise payable within the six (6)-month period beginning on the date of his separation from service being paid in a lump sum upon the day after the six (6)-month anniversary of his separation from service;
     (b) pay Employee an amount equal to a portion of his performance bonus compensation as provided for in Paragraph 7 of this Agreement prorated based on the number of days through the end of the scheduled term of this Agreement. The amount of such bonus, if any, will be paid to Employee pursuant to the terms and customary operations of the Management Incentive Program (or other applicable bonus program) except that Employee’s performance will be deemed to be at target while actual performance of Corporation will be applied; provided, if the scheduled term of this Agreement ends after the calendar year in which the notice of termination is given, (i) the bonus payment for the calendar year in which such notice is given will be paid without any proration; (ii) the amount of the bonus payment (if any) for the calendar year (the “Middle Year”) immediately after the calendar year in which such notice is given and before the calendar year in which the scheduled term of this Agreement ends, will be paid without any proration and will be paid upon Employee’s separation from service in a lump sum between January 1 and March 15, inclusive, of the calendar year following the Middle Year or, if later and the payment is not exempt from Section 409A, upon the day after the six (6)-month anniversary of his separation from service; and (iii) the amount of the bonus payment for the calendar year in which the scheduled term of this Agreement ends will be calculated on a pro rata basis, using the number of days elapsed during such calendar year through the end of the scheduled term of this Agreement, and will be paid upon Employee’s separation from service in a lump sum between January 1 and March 15, inclusive, of the calendar year following the calendar year in which the scheduled term of this Agreement ends or, if later and the payment is not exempt from Section 409A, upon the day after the six (6)-month anniversary of his separation from service;
     9. Paragraph 13.A(2)(d) shall be amended by:
(i)	Adding at the beginning thereof the following:

upon Employee’s separation from service,

(ii)	Adding at the end thereof a new (unnumbered) paragraph as follows:

Notwithstanding the foregoing, after Employee’s Actual Termination Date, Employee shall not actively participate in any retirement plan qualified under Code Section 401(a), any employee stock purchase plan under Code Section 423, any fully insured benefit for which the insurer does not allow post-employment participation, or any other plan or benefit (other than Corporation’s self-insured group health plan) that Corporation or the third-party insurer of such benefit reasonably determines is not suitable or available for post-employment participation. In such event, Employee shall be entitled to the benefits described in clauses (i) and (ii) of this paragraph below, to the extent applicable, up to the end of the scheduled term of this Agreement.

     (i) After Employee’s Actual Termination Date, Employee shall no longer actively participate in the Aflac Incorporated 401(k) Savings and Profit Sharing Plan (the “401(k) Plan”). Corporation shall pay to Employee an amount equal to the dollar amount of matching contributions, if any, that would have been made to Employee’s account(s) under the 401(k) Plan if Employee had continued to actively participate in such plan for the period from Employee’s Actual Termination Date through the end of the scheduled term of this Agreement, and had made Employee deferrals at the deferral rate necessary to receive the maximum matching contribution (if any) available to him under the terms of the 401(k) Plan, with such amount being calculated as if Employee’s compensation and the limits applicable under the 401(k) plan all remained at the levels in effect as of the date the notice of termination is given. This payment shall be made to Employee in a lump sum upon the day of his separation from service or, to the extent such amount is not exempt from Section 409A, upon the day after the six (6)-month anniversary of his separation from service.
     (ii) If, following Employee’s separation from service, Employee does not qualify for retiree health benefits (if any) under Corporation’s group health plan, then upon Employee’s separation from service, Corporation shall allow Employee to continue to participate in Corporation’s group health plan for the remainder of the stated term of this Agreement as if he remained an active employee; provided, Employee pays the full premium cost for such coverage; and provided further, Corporation shall reimburse Employee for the employer portion of the cost of such coverage (such that Employee shall pay in net terms only the active employee cost of such coverage) within sixty 60 days after the end of each calendar month in which Employee maintains such coverage, except that such reimbursement for any continuing coverage for his spouse and eligible dependents for the period before the six (6)-month anniversary of his separation from service shall be paid to him in a single lump sum upon such six (6)-month anniversary.
          10. Paragraphs 13.B(1)(a) and (b) shall be amended by deleting said paragraphs in their entirety and replacing them with the following:
      (a) pay Employee his base salary due him under Paragraph 5 of this Agreement up to his Actual Termination Date;
      (b) pay Employee an amount equal to any performance bonus compensation due him under Paragraph 7 of this Agreement for the period ending on the earlier of (i) the termination date stated in such written notice, or (ii) the last day of the calendar year in which Employee provides such written notice of termination. The amount of said bonus, if any, will be paid to Employee pursuant to the terms and customary operations of the Management Incentive Program (or other applicable bonus program) except that Employee’s performance will be deemed at target while actual performance of Corporation will be applied, and will be calculated on a pro rata basis, using the number of days Employee was actually employed by Corporation during the calendar year in which Employee provides such written notice of termination;
     11. Paragraph 13.B(1)(d) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
      (d) pay Employee, and if elected by Employee, his spouse such retirement benefits as are provided for in the Supplemental Executive Retirement Plan (the “SERP”) under Paragraph 9 thereof. For purposes of this subparagraph, Employee shall continue to accrue “credited service” as an employee under the SERP up through the termination date stated in said notice; provided, these provisions shall not affect the timing or form of his SERP distributions, which shall be determined solely under the terms of the SERP.
     12. Paragraph 13.B(2) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
     (2) In the event such termination by Employee shall be for “good reason” (as defined in Paragraph 18 hereof), the Corporation shall be obligated to provide Employee with the payments, benefits and rights in a manner, at such times and in such forms as specified in subparagraphs A.(2)(a)-(d) of this Paragraph 13 hereof.
     13. Paragraph 13.B(3)(a) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
          (a) subject to Corporation’s rights under Paragraphs 15 and 16, Corporation shall pay Employee his base salary due him under Paragraph 5 of this Agreement up to his Actual Termination Date;
     14. Paragraph 13.D shall be amended by deleting said paragraph in its entirety and replacing it with the following:
     D. Cooperation After Notice of Termination. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of his pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Board; and to that end, Corporation shall be entitled to full-time services of Employee through his Actual Termination Date and such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the sixty (60) day period that both follows any such notice of termination and his Actual Termination Date; provided, the parties acknowledge that, depending on the level of services so required, the provision of such services may delay the timing of Employee’s separation from service.
     15. Paragraph 13 shall be amended by adding at the end thereof new paragraphs 13.E and 13.F as follows:
     E. Separation from Service. The term “separation from service” when used in this Agreement shall mean that Employee separates from service with Corporation and all affiliates, as defined in Code Section 409A and guidance issued thereunder (“Section 409A”). As a general overview of Section 409A’s definition of “separation from service”, an employee separates from service if the employee dies, retires, or otherwise has a termination of employment with all affiliates, determined in accordance with the following:
          (1) Leaves of Absence. The employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the employee retains a right to reemployment with an affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the employee will return to perform services for an affiliate. If the period of leave exceeds six (6) months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.
          (2) Status Change. Generally, if an employee performs services both as an employee and an independent contractor, the employee must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if an employee provides services to affiliates as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the employee has a separation from service as an employee for purposes of this Agreement.
          (3) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the employee reasonably anticipate that (A) no further services will be performed after a certain date, or (B) the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period. Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which an employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subparagraph (1) above, for purposes of this subparagraph, the employee is treated as providing bona fide services at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable thirty-six (36)-month period).
          F. Separate Payments. Each payment made to Employee pursuant to this Paragraph 13 or Paragraph 18 shall be treated as a separate payment for purposes of Code Section 409A.
     16. Paragraph 14 shall be amended by deleting the last sentence thereof and replacing it with the following:

If upon Employee’s death Employee was not eligible for (at least) an early retirement benefit under SERP, benefits will be payable under the SERP the amount of which shall be determined as if Employee’s date of death was his Early Retirement Date (as such term is defined in SERP); provided, these provisions shall not affect the timing or form of his SERP distributions, which shall be determined solely under the terms of the SERP.
     17. Paragraph 18.B(1) shall be amended by deleting the first word of said paragraph and replacing it with the following:
In a manner, at such times and in such forms as provided in Paragraphs 13.A(1)(a)-(d),
     18. Paragraph 18.B(3) shall be amended by:
(i)	Changing the cross reference therein from “subparagraph G” to “subparagraph F”,

(ii)	Adding at the end thereof the following:

; provided, if Employee’s separation from service occurs more than twenty-four (24) months after the Change in Control, only the portion of such lump-sum severance payment in excess of the total amount that would have been payable under paragraphs 13.A(2)(a) and (b) shall be paid pursuant to the terms hereinabove, and the remainder shall be paid pursuant to the terms of Paragraphs 13.A(2)(a) and (b) as if no Change in Control had occurred; and, provided further, to the extent any amount of such lump-sum amount payable after the Termination Date is not exempt from Section 409A, such amount will be paid upon the day after the six (6)-month anniversary of Employee’s separation from service.
     19. Paragraph 18.B(4) shall be amended by adding at the end thereof the following:
; provided, to the extent any amount of such lump sum payable after the Termination Date is not exempt from Section 409A, such amount will be paid upon the day after the six (6)-month anniversary of Employee’s separation from service.
     20. Subparagraph 18.B(5) shall be amended by deleting said paragraph in its entirety and replacing it with the following:
     (5) For a thirty-six (36)-month period after the Employee’s separation from service, Corporation shall provide Employee with life, disability, accident and, to the extent, following Employee’s separation from service, Employee does not qualify for retiree health benefits (if any) under Corporation’s group health plan, health insurance benefits, substantially similar to and equal or greater in economic value than such benefits which Employee is receiving immediately prior to the Termination Date (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction in benefits would constitute “good reason” as defined in this Paragraph); provided, Employee pays the full premium cost for such group health insurance coverage; and provided further, Corporation shall reimburse Employee for the employer portion of the cost of such coverage (such that Employee shall pay in net terms only the active employee cost of such coverage) within sixty (60) days after the end of each calendar month in which Employee maintains such coverage, except that such reimbursement for any continuing coverage for his spouse and eligible dependents for the period before the six (6)-month anniversary of his separation from service shall be paid to him in a single lump sum upon such six (6)-month anniversary. Benefits required to be provided to Employee pursuant to this subparagraph B(5) shall be reduced to the extent comparable benefits are actually received by or made available to Employee without cost during such thirty-six (36)-month period and any such benefit actually received by Employee shall be reported to Corporation by Employee.
     Notwithstanding the foregoing, with respect to any of such life and/or disability benefits that are fully insured, in lieu of providing such benefits for such period, Corporation shall pay Employee a lump-sum amount equal to the cost of such benefits on a post-employment basis for such thirty-six 36-month period; provided, any such cash payment shall be made as soon as practicable after Employee’s separation from service, with any amount that is not exempt from Section 409A and that is otherwise payable within the six (6)-month period beginning on the date of his separation from service being paid upon the day after the six (6)-month anniversary of his separation from service.
     21. Paragraph 18.D shall be amended by deleting said paragraph in its entirety and replacing it with the following:
     D. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person) (all such payments and benefits being hereinafter called “Total Payments”) would not be deductible (in whole or in part) by the Corporation, an affiliate or person making such payment or providing such benefit as a result of Section 280G of the Internal Revenue Code of 1986 (the “Code”) then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), adjustments in such payments shall be made as follows: (i) the cash payments provided pursuant to subparagraph B.(3) and B.(4) of this Paragraph 18 that are exempt from Section 409A shall first be reduced (if necessary, to zero); (ii) then, if further reductions are necessary, benefits provided under subparagraph B.(5) of this Paragraph 18 that are exempt from Section 409A shall be reduced (if necessary, to zero); (iii) then, if still further reductions are necessary, the cash payments provided pursuant to subparagraph B.(3) and B.(4) of this Paragraph 18 that are not exempt from Section 409A shall be reduced (if necessary, to zero); and (iv) finally, if still further reductions are necessary, all of the benefits provided under subparagraph B.(5) of this Paragraph 18 that are not exempt from Section 409A shall be forfeited. For purposes of this limitation (i) no portion of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of termination of employment shall be taken into account (provided that, in no event will any such waiver impermissibly affect any portion of the Total Payments that is subject to Section 409A), (ii) no portion of the Total Payments shall be taken into account which in the opinion of the tax counsel selected by the Corporation’s independent auditors and reasonably acceptable to Employee does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, (iii) except as provided in clause (iv) above, the payments and benefits be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In no event shall the Corporation’s obligation to continue to honor all stock options granted to Employee prior to the Termination Date nor the vesting of stock options in accordance with Paragraph 18.C hereof be affected by this Paragraph 18.D.
     22. Paragraph 18.E shall be amended by deleting said paragraph in its entirety and replacing it with the following:
     E. Definitions.
     (1) “Change in Control” means a change in ownership or effective control of Corporation or a change in the ownership of a substantial portion of the assets of Corporation, all within the meaning of Section 409A. As a general overview, Section 409A’s definition of these terms, and the dates as of which they occur, are as follows:
          (a) The date any one person, or more than one person acting as a group, acquires ownership of stock of Corporation that, together with stock held by such person or group constitutes more than 50 percent of the total voting power of the stock of Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of Corporation or to cause a change in the effective control of Corporation.
          (b) The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Corporation possessing 30 percent or more of the total voting power of the stock of Corporation.
          (c) The date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Corporation immediately before such acquisition or acquisitions.
          (d) The date a majority Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Corporation’s board of directors before the date of the appointment or election.
     (2) “Good reason” shall mean the termination of employment by Employee upon the occurrence of any one or more of the following events to the extent that there is, or would be if not corrected, a material negative change in Employee’s employment relationship with Corporation:

     (a) A material breach by Corporation of the terms and conditions of this Agreement affecting Employee’s salary and bonus compensation, any employee benefit, stock options or the loss of any of Employee’s titles or positions with Corporation;
     (b) A significant diminution of Employee’s duties and responsibilities;
     (c) The assignment to Employee of duties significantly inconsistent with or different from his duties and responsibilities existing at the time of a Change in Control;
     (d) A purported termination of Employee’s employment by Corporation other than as permitted by this Agreement;
     (e) The relocation of Corporation’s principal office or of Employee’s own office to any place beyond twenty five (25) miles from the current principal office of Corporation in Columbus, Georgia; and
     (f) The failure of any successor to Corporation to expressly assume and agree to discharge Corporation’s obligations to Employee under this Agreement as extended under this paragraph, in form and substance satisfactory to Employee.
Notwithstanding the foregoing, Employee shall have good reason under this Agreement only if (i) Employee provides Corporation, within ninety (90) days of the occurrence of the event giving rise to the notice, a written notice indicating the specific good reason provision(s) in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for good reason, and indicating a date of termination of employment (not less than 30 nor more than 60 days after the date such notice is given); and (ii) such facts and circumstances are not substantially corrected by Corporation prior to the date of termination specified by Employee in such notice. Any failure by Employee to set forth in a notice of good reason any facts or circumstances which contribute to the showing of good reason shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstances in enforcing his rights hereunder.
     23. Paragraph 18 shall be further amended by deleting in its entirety Paragraph 18.F thereof and renumbering Paragraph 18.G as “18.F”.
     24. A new Paragraph 27 shall be added after Paragraph 26 as follows:
27. CODE SECTION 409A. This Agreement, as amended by the Amendment effective as of January 1, 2009, is intended to comply with the requirements of Code Section 409A and shall be construed accordingly. Any payments or distributions to be made to Employee under this Agreement upon a “separation from service” (as defined above) of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, payable due to a separation from service and not exempt from Section 409A, shall in no event be made or commence until six (6) months after such separation from service. Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

     25. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms and continue to bind the parties.
     26. This Amendment shall be effective as of January 1, 2009.
     IN WITNESS WHEREOF, Corporation has hereunto caused its duly authorized executive to execute this Amendment on behalf of Corporation, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party, as of the 19th day of December, 2008.

Employee		Aflac Incorporated

/s/ Kriss Cloninger III Kriss Cloninger, III	By:	/s/ Daniel P. Amos Daniel P. Amos
Chairman and Chief Executive Officer

/s/ Thomas L. McDaniel Witness	Attest:	/s/ Joey M. Loudermilk Joey M. Loudermilk
Corporate Secretary